Exhibit 3(a)

                             RESTRUCTURING AGREEMENT

         This RESTRUCTURING AGREEMENT (this "Agreement") is made as of this 24th day of August, 1999 by and among FREDERICK BREWING CO., a Maryland corporation ("FBC"), SNYDER INTERNATIONAL BREWING GROUP, LLC, an Ohio limited liability company ("SIBG"), AUSTOST ANSTALT SCHAAN, a Lichtenstein corporation ("Austost"), BALMORE FUNDS S.A., a British Virgin Islands corporation ("Balmore"), RON S. WILLIAMS, SR. ("Williams Sr."), RON WILLIAMS, JR. ("Williams Jr."), DEAN DOWDA ("Dowda"), FRED LENZ ("Lenz"), WORLD CAPITAL FUNDING, LLC, a Pennsylvania limited liability company ("World Capital"), THE AUGUSTINE FUND L.P., an Illinois limited partnership ("Augustine"), JIMMY DEAN ("Dean"), CONGREGATION BETH MOREDECHAI, a religious organization with an address at 1074 46th Street, Brooklyn, New York 11219 ("CBM"), and BERTEK, INC., a New York corporation, ("Bertek").

                                    RECITALS
                                    --------

         A. Each of Austost, Balmore, Williams Sr., Williams Jr., Dowda, Lenz and World Capital (each, a "Note Holder" and collectively, the "Note Holders") is a holder of FBC's 10% Convertible Notes, dated June 7, 1999 (the "Convertible Notes") issued by FBC pursuant to that certain Subscription Agreement dated as of June 2, 1999 (the "Note Subscription Agreement").

         B. Each of Austost, Balmore, Augustine, Dowda, CBM and Bertek (each, a "Preferred Share Holder" and collectively, the "Preferred Share Holders") is the beneficial and record owner of shares of FBC's Series F Convertible Preferred Stock (the "Series F Stock") and/or Series G Convertible Preferred Stock (the "Series G Stock" and together with the Series F Stock, the "Preferred Shares") issued pursuant to the Subscription Agreements, dated as of September 3, 1998 (the "Series F Subscription Agreements") and the U.S. Subscription Agreements, dated as of November 20, 1998 (the "Series G Subscription Agreements," and together with the Series F Subscription Agreement, the "Preferred Shares Subscription Agreements"), respectively.

         C. In order to induce SIBG to make an investment of $2.0 million in FBC, the Note Holders and the Preferred Share Holders (collectively, the "Securities Holders") have agreed, effective as of the closing of such investment (the "Investment Closing"), to consummate the transactions contemplated by this Agreement (collectively, the "Restructuring Transactions").

         D. Capitalized terms not otherwise defined herein shall have the meaning given to them in Section 11.10 of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                                   PAYMENT OF
                              THE CONVERTIBLE NOTES
                              ---------------------

                  1.1 Payment of the Convertible Notes. In full payment of the Convertible Notes, SIBG shall cause FBC to pay (a) an aggregate of $500,000 to the respective Note Holders in the amount set forth opposite their name on Exhibit A attached hereto (the "Note Payments"), (ii) an aggregate of $50,000 to World Capital in respect of advances made by World Capital to FBC in connection with the issuance of the Convertible Notes (the "Advance Payment"), and (iii) an aggregate of $20,000, payable as follows: $10,000 to World Capital, $5,000 to Austost and $5,000 to Balmore, in respect of fees incurred by them in connection with the issuance of the Convertible Notes (the "Fees Payment"). SIBG shall pay the foregoing amounts by wire transfer of immediately available funds to the recipient's account or accounts specified by such recipients in writing prior to the Closing.

                  1.2 Termination of Note Subscription Agreement and Related Agreements. Effective as of the Closing, (i) the Note Subscription Agreement and the Security Agreement, dated as of June 7, 1999, between FBC and Barbara Mittman, as collateral agent (the "Collateral Agent") for the benefit of the persons and entities listed on Exhibit A attached thereto (the "Security Agreement"), shall terminate and be of no further force and effect, (ii) neither FBC nor SIBG nor any of their respective Affiliates shall have any obligations or liabilities to the Note Holders under the Note Subscription Agreement or the Security Agreement or under any other agreements (written or oral) regarding the Convertible Notes, and (iii) the Note Holders hereby release any and all claims under such agreements pursuant to Section 9.2 of this Agreement. The Note Holders shall execute, deliver and file, or cause the execution, delivery and filing of, any and all agreements, instruments or filings required or determined by FBC to be appropriate to terminate any Liens in favor of the Note Holders. The Note Holders hereby authorize the Collateral Agent to execute any and all agreements, instruments and filings necessary or appropriate to effect the foregoing.

                  1.3 Warrant Amendments. At the Closing, each of the Note Holders who beneficially own common stock purchase warrants issued in connection with the issuance of the Convertible Notes (the "Note Warrants") shall execute an amendment to their respective Note Warrants in the form of Exhibit B attached hereto (each, an "Amended Note Warrant").

                                   ARTICLE II

                         CONVERSION OF PREFERRED SHARES
                         ------------------------------

                  2.1 Conversion of Preferred Shares. At the Closing, each of the Preferred Share Holders shall execute and deliver to FBC in accordance with the terms of such Preferred Shares a conversion notice specifying that, effective upon the Investment Closing, all of such Preferred Share Holder's Preferred Shares shall be converted into the number of shares of Common Stock of FBC (the "Conversion Shares") set forth opposite their name on Exhibit C. FBC hereby acknowledges that pursuant to subsection (d)(3)(i) and (ii) of Rule 144 (as defined in Section 9.6(a)), holders of the Preferred Shares can tack the holding period of the Preferred Shares to the Conversion Shares.

                  2.2 Termination of Preferred Share Subscription Agreements and Related Agreements. Effective as of the Closing, the Preferred Share Subscription Agreements shall terminate and be of no further force and effect and neither FBC nor SIBG nor any of their respective Affiliates shall have any obligations or liabilities to the holders of the Preferred Shares under the Preferred Share Subscription Agreements or the Certificate of Designation and Articles Supplementary relating to the Preferred Shares or under any other agreement (written or oral) regarding the Preferred Shares.

                                   ARTICLE III

                                     CLOSING
                                     -------

                  3.1 Closing. The closing of the Restructuring Transactions (the "Closing") will be held at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114-1190 on August 24, 1999 (the "Closing Date") simultaneously with the execution and delivery of this Agreement.

                  3.2 Closing Deliveries and Payment.

                  (a) At the Closing, each of the Note Holders shall deliver or cause to be delivered to FBC and SIBG the following documents:

                           (i) The original Convertible Note for cancellation;

                           (ii) An Amended Note Warrant, to the extent
                  applicable, duly executed by each holder thereof;

                           (iii) A certified copy of the organizational
                  documents of World Capital; and

                           (iv) A certificate of the Secretary of each of
                  Austost, Balmore and World Capital certifying as to (A) the good standing of Austost, Balmore and World Capital, respectively, under the laws of their respective jurisdictions of incorporation, (B) the board resolutions authorizing the execution and performance of this Agreement, the execution and performance of the documents contemplated hereby (the "Transaction Documents") to which it is a party and the performance of the Restructuring Transactions, (C) except with respect to Austost and Balmore, their respective by-laws or regulations and (D) the incumbency and genuineness of the signature of each of their respective officers executing this Agreement and the documents contemplated hereby.


                  (b) At the Closing, each of the Preferred Share Holders shall deliver or cause to be delivered to FBC and SIBG the following documents:

                           (i) A Conversion Notice, duly executed by such
                  Preferred Share Holder;

                           (ii) A certified copy of the organizational documents
                  of Augustine, CBM and Bertek;

                           (iii) A good standing certificate for Augustine, CBM
                  and Bertek issued by their respective jurisdictions of organization; and

                           (iv) A certificate of the Secretary of each of
                  Augustine, CBM and Bertek certifying as to (A) the good standing of Augustine, CBM and Bertek, respectively, under the laws of their respective jurisdiction of organization, (B) the board resolutions authorizing the execution and performance of this Agreement, the execution and performance of the Transaction Documents to which it is a party and the performance of the Restructuring Transactions, (C) their respective by-laws or regulations and (D) the incumbency and genuineness of the signature of each of their respective officers executing this Agreement and the documents contemplated hereby.

                  (c) At the Closing, SIBG and/or FBC, as the case may be, shall deliver or cause to be delivered to the Note Holders and/or the Preferred Share Holders, as the case may be, the following documents:

                           (i) The Note Payments;

                           (ii) The Advance Payment;

                           (iii) The Fee Payment;

                           (iv) The Amended Note Warrants with respect to each
                  holder thereof;

                           (v) The shares of Common Stock of FBC issuable upon
                  conversion of the Preferred Shares pursuant to Section 2.1 of this Agreement;

                           (vi) An Officer's Certificate certifying as to the
                  receipt by FBC of SIBG's $2.0 million investment for 51% of FBC's outstanding common stock after giving effect to the transactions contemplated hereby;

                           (vii) A certificate of the Secretary of SIBG
                  certifying as to (A) the good standing of SIBG under the laws of its jurisdiction of organization, (B) the board resolutions authorizing the execution and performance of this Agreement, the execution and performance of the Transaction Documents to which it is a party and the performance of the Restructuring Transactions, (C) its by-laws or regulations and (D) the incumbency and genuineness of the signature of each of its officers executing this Agreement and the documents contemplated hereby;

                           (viii) A certificate of the Secretary of FBC
                  certifying as to (A) the good standing of FBC under the laws of its jurisdiction of organization, (B) the board resolutions authorizing the execution and performance of this Agreement, the execution and performance of the Transaction Documents to which it is a party and the performance of the Restructuring Transactions, (C) its by-laws or regulations and

                  (D) the incumbency and genuineness of the signature of each of its officers executing this Agreement and the documents contemplated hereby; and

                           (ix) A certified copy of the organizational documents
                  of SIBG and FBC.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE NOTE HOLDERS
                               -------------------

         Each Note Holder represents and warrants to SIBG and FBC as of the date of this Agreement as follows:

                  4.1 Authority. Such Note Holder has all requisite power and authority to enter into and perform its or his obligations under this Agreement and any Transaction Documents to which it or he is a party and to consummate the Restructuring Transactions, and this Agreement and each of the Transaction Documents to which it or he is a party have been duly executed and delivered by such Note Holder pursuant to all necessary authorization and are the legal, valid and binding obligations of such Note Holder, enforceable against such Note Holder in accordance with their terms.

                  4.2 Title. Such Note Holder (a) is the record and beneficial owner of the Convertible Note set forth opposite his or its name on Exhibit A attached hereto, which constitutes all of the Convertible Notes it or he directly or indirectly owns or controls, (b) has full power, right and authority, and any approval required by law, to make and enter into this Agreement and the Transaction Documents to which it or he is a party, and (c) has valid title to his or its Convertible Note, free and clear of any Liens.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                         OF THE PREFERRED SHARE HOLDERS
                         ------------------------------

         Each Preferred Share Holder represents and warrants to SIBG and FBC for itself as of the date of this Agreement as follows:

                  5.1 Authority. Such Preferred Share Holder has all requisite power and authority to enter into and perform its or his obligations under this Agreement and the Transaction Documents to which it or he is a party and to consummate the Restructuring Transactions, and this Agreement and each of the Transaction Documents to which it or he is a party have been duly executed and delivered by such Preferred Share Holder pursuant to all necessary authorization and are the legal, valid and binding obligations of such Preferred Share Holder, enforceable against such Preferred Share Holder in accordance with their terms.

                  5.2 Title. Such Preferred Share Holder (a) is the record and beneficial owner of the Preferred Shares set forth opposite his or its name on Exhibit C attached hereto, which constitute all of the Preferred Shares it or he directly or indirectly owns or controls,
(b) has full power, right and authority, and any approval required by law, to make and enter into this Agreement and the Transaction Documents to which it or he is a party and to convert in full his or its Preferred Share, and (c) has valid title to his or its Preferred Shares, free and clear of any Liens.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                            OF THE SECURITIES HOLDERS
                            -------------------------

         Each of the Securities Holders represents and warrants to SIBG and FBC for itself as of the date of this Agreement as follows:

                  6.1 FBC Securities. Schedule 6.1 sets forth all of the debt and/or equity securities of FBC directly or indirectly owned or controlled by such Securities Holder except for the Amended Note Warrants and the Conversion Shares. Except as set forth on Schedule 6.1 and except for the Amended Note Warrants, such Securities Holder does not own or control any Options relating to the Common Stock of FBC.

                  6.2 Consents and Approvals. No approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by such Securities Holder in connection with the execution, delivery and performance of this Agreement or any Transaction Document to which it or he is a party and the consummation of the Restructuring Transactions.

                  6.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, any Transaction Document to which it or he is a party nor the consummation of the Restructuring Transactions will result in
(a) a violation by such Securities Holder of any Laws or Orders applicable to such Securities Holders, which violation would have a material adverse effect on the ability of such Securities Holders to consummate the Restructuring Transactions or (b) a violation or conflict with any provision of any contract or agreement to which such Securities Holder is a party.

                  6.4 Litigation. There are no Actions instituted or pending against such Securities Holder that seek to prevent or prohibit the consummation of the Restructuring Transactions. Such Securities Holder is not subject to any Order.

                  6.5 No Reliance. Such Securities Holder has (a) had access to information regarding FBC, its business and financial condition, (b) had an opportunity to ask questions of, and obtain additional information from, FBC regarding its business, financial condition and prospects, and (c) had the opportunity to seek legal counsel regarding the Restructuring Transactions and this Agreement. Such Securities Holder is not taking any action pursuant to this Agreement in reliance upon any representation made, or information provided by, FBC or SIBG or any of their respective Representatives or Affiliates except for the representations and warranties set forth in this Agreement.

                  6.6 Broker's Fees. No person has acted directly or indirectly as a broker, finder or financial advisor for such Securities Holder in connection with the Restructuring Transactions or this Agreement, and no person is entitled to any fee or commission or like payment from such Securities Holder in connection with the Restructuring Transactions or this Agreement.

                                   ARTICLE VII

                     REPRESENTATIONS AND WARRANTIES OF SIBG
                     --------------------------------------

         SIBG represents and warrants to the Securities Holders as follows:

                  7.1 Authorization. SIBG has the legal capacity, power and authority to enter into this Agreement and perform its obligations under this Agreement and any Transaction Document to which it is a party, and has taken all actions necessary to consummate the Restructuring Transactions and to perform SIBG's obligations under this Agreement and any Transaction Document to which it is a party. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by SIBG and are the legal, valid and binding obligations of SIBG, enforceable against SIBG in accordance with their terms.

                  7.2 Consents and Approvals. No approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by SIBG in connection with the execution, delivery and performance of this Agreement or any Transaction Document to which it is a party and the consummation of the Restructuring Transactions.

                  7.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, any Transaction Document to which it is a party nor the consummation of the Restructuring Transactions will result in (a) a violation by SIBG of any Laws or Orders applicable to SIBG, which violation would have a material adverse effect on the ability of SIBG to consummate the Restructuring Transactions, or (b) a violation or conflict with any provision of any contract or agreement to which SIBG is a party.

                  7.4 Litigation. There are no Actions instituted or pending or, to the knowledge of SIBG, threatened against SIBG that seek to prevent or prohibit the consummation of the Restructuring Transactions. SIBG is not subject to any Order.

                  7.5 Broker's Fees. No person has acted directly or indirectly as a broker, finder or financial advisor for SIBG in connection with the Restructuring Transactions or this Agreement, and no person is entitled to any fee or commission or like payment from SIBG in connection with the Restructuring Transactions or this Agreement.

                                  ARTICLE VIII

                     REPRESENTATIONS AND WARRANTIES OF FBC
                     -------------------------------------

         FBC represents and warrants to the Securities Holders as follows:

                  8.1 Authorization. FBC has the legal capacity, power and authority to enter into this Agreement and perform its obligations under this Agreement and any Transaction Document to which it is a party and has taken all actions necessary to consummate the Restructuring Transactions and to perform FBC's obligations under this Agreement and any Transaction Document to which it is a party. This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by FBC and are the legal, valid and binding obligations of FBC, enforceable against FBC in accordance with their terms.

                  8.2 Consents and Approvals. No approval or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by FBC in connection with the execution, delivery and performance of this Agreement or any Transaction Document to which it is a party and the consummation of the Restructuring Transactions.

                  8.3 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement, any Transaction Document to which it is a party nor the consummation of the Restructuring Transactions will result in (a) a violation by FBC of any Laws or Orders applicable to FBC, which violation would have a material adverse effect on the ability of FBC to consummate the Restructuring Transactions, or (b) a violation or conflict with any provision of any contract or agreement to which FBC is a party.

                  8.4 Litigation. There are no Actions instituted or pending or, to the knowledge of FBC, threatened against FBC that seek to prevent or prohibit the consummation of the Restructuring Transactions. FBC is not subject to any Order.

                  8.5 Broker's Fees. No person has acted directly or indirectly as a broker, finder or financial advisor for FBC in connection with the Restructuring Transactions or this Agreement, and no person is entitled to any fee or commission or like payment from FBC in connection with the Restructuring Transactions or this Agreement.

                                   ARTICLE IX

                            COVENANTS AND AGREEMENTS
                            ------------------------

                  9.1 Further Assurances. Following the Closing, SIBG and FBC, on the one hand, and the Securities Holders, on the other hand, shall perform such further deeds, acts, things and assurances as are necessary, reasonable, advisable or appropriate to consummate the Restructuring Transactions and otherwise to carry out or facilitate the performance of the terms of this Agreement. If, at any time after the Closing, any further action is necessary or desirable to carry out this Agreement or the Restructuring Transactions, SIBG and FBC, on the one hand, and the Securities Holders, on the other hand, shall take all such necessary action.

                  9.2 Release of Claims. Each Securities Holder, on behalf of himself or itself and his or its dependents, successors, assigns, heirs, executors, administrators and Representatives (the "Releasors"), hereby releases, remises, acquits and discharges forever, irrevocably and unconditionally, SIBG and FBC and their respective Representatives, Affiliates, successors and assigns (the "Releasees"), from, against and with respect to any and all Claims which any of the Releasors has, ever had or may hereafter have against the Releasees arising on or prior to the date of this Agreement or on account of or arising out of any matter, cause or event occurring on or prior to the date of this Agreement; provided, however, that nothing in this Section 9.2 will operate to release any obligation of SIBG or FBC arising under this Agreement. Each Securities Holder, on behalf of himself or itself and the other Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing, instituting or causing to be commenced or instituted, any Action of any kind against any Releasee under this Section 9.2 based on any matter purported to be released under this Section 9.2. The provisions of this Section 9.2 are intended for the benefit of, and will be enforceable by each Releasee.

                  9.3 Volume Limitations. During the period commencing on the date the volume limitations of Rule 144(e) are no longer applicable to the Conversion Shares through and including the second anniversary of the date hereof (the "Contractual Restriction Period"), the number of Conversion Shares which each Preferred Share Holder or any Affiliate of a Preferred Share Holder who receives or acquires Conversion Shares (the "Conversion Share Holder") shall be entitled to sell during any three-month period shall not exceed the greater of (i) one percent of the shares of FBC Common Stock outstanding as shown by the most recent report or statement published by FBC or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of such sale; provided, however, that if, prior to the commencement of the Contractual Restriction Period, a Conversion Share Holder does not sell the maximum number of Conversion Shares permitted during such period by Rule 144(e), then, notwithstanding the restrictions contained in this Section 9.3, such Conversion Share Holder may sell pursuant to Rule 144(k) (to the extent legally available) the number of Conversion Shares equal to the Rule 144(e) Shortfall Amount in addition to the amounts saleable pursuant to (i) and (ii) above. For purposes of this Agreement, the "Rule 144(e) Shortfall Amount" means the excess of the Rule 144(e) Amount over the number of Conversion Shares sold by such Conversion Share Holder pursuant to Rule 144 after the date hereof and prior to the commencement of the Contractual Restriction Period; and "Rule 144(e) Amount" means the maximum number of shares of FBC Common Stock such Conversion Share Holder was entitled to sell between the date hereof and the commencement of the Contractual Restriction Period pursuant to Rule 144 in compliance with the volume limitations of Rule 144(e). For purposes of determining the amount of shares of FBC Common Stock which may be sold on a particular date, the parties hereto shall rely on Rule 144(e)(3) and the interpretations of Rule 144 by the Securities and Exchange Commission. Each Preferred Share Holder acknowledges that the foregoing volume limitations are a material inducement for FBC and SIBG to enter into this Agreement and consummate the transactions contemplated by this Agreement.

                  9.4 Prohibition Against Short Sales. For a period of three years commencing on the date of this Agreement, no Preferred Share Holder shall, directly or indirectly, engage in any short sales in FBC Common Stock. For purposes of this Agreement, "short sale" means any sale of a security that the seller does not own or any sale that is consummated by delivery of a security borrowed by, or for the account of, the seller. Each Preferred Share Holder acknowledges that the foregoing prohibition is a material inducement for FBC and SIBG to enter into this Agreement and consummate the transactions contemplated by this Agreement.

                  9.5 Irrevocable Proxy. From the date hereof through and including the second anniversary of the date hereof, each Preferred Share Holder hereby grants SIBG an irrevocable proxy and irrevocably appoints SIBG or its designees, with full power of substitution, his or its attorney and proxy to vote all of the shares of FBC Common Stock then owned or controlled by such Preferred Share Holder, at any meeting of the shareholders of FBC, however called, in favor of any proposal to (i) approve a merger or other business combination between or involving SIBG and FBC which (A) shall be on commercially reasonable terms, and (B) shall result in FBC remaining a reporting company under the Exchange Act (as defined in 9.6(a)) and (ii) increase the number of authorized shares of FBC. The proxy granted hereby shall be deemed to be a proxy coupled with an interest for purposes of Section 2-507 of the Maryland General Corporation Law.

                  9.6 Registration Rights. FBC hereby provides the Preferred Share Holders with registration rights as set forth in this Section 9.6.

                  (a) Definitions. The following terms, as used in this Section 9.6, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

                           "Exchange Act" means the Securities Exchange Act of
                  1934, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                           "Holders" means the Preferred Share Holders who
                  receive FBC Common Stock pursuant to Section 2.1 of this Agreement and any assignee of the Holders permitted by Section 9.6(h), so long as any such Person is a holder of record of Registrable Shares.

                           "Initial Shares" means the Conversion Shares.

                           "Participating Holders" means, with respect to any
                  registration of Registrable Shares by FBC pursuant to this Agreement the Holders that are entitled to participate in, and are participating in or seeking to participate in, such registration.

                           "Person" means a natural person, a corporation, a
                  partnership, a limited liability company, a trust, a joint venture, any regulatory authority or any other entity or organization.

                           "Piggyback Registration" means any registration of
                  Registrable Shares under the Securities Act effected in accordance with Section 9.6(b).

                           "Registrable Shares" means (i) the Initial Shares,
                  and (ii) any other securities issued or issuable with respect to the Initial Shares by way of stock dividend, stock split or dividend or distribution in the form of securities or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Shares, such securities shall cease to be Registrable Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such registration statement, (ii) such securities shall have been distributed in accordance with Rule 144, (iii) such securities shall have ceased to be outstanding, or (iv) such securities are transferred to any Person that is not an assignee permitted by Section 9.6(h).

                           "Registration Expenses" means all expenses incident
                  to FBC's performance of or compliance with this Agreement, including, without limitation, (a) all registration and filing fees, (b) all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws of all jurisdictions in which the securities are to be registered and any legal fees and expenses incurred in connection with the blue sky qualifications of the Registrable Shares and the determination of their eligibility for investment under the laws of all such jurisdictions, (c) all word processing, duplicating, printing, messenger and delivery expenses and (d) the fees and disbursements of counsel for FBC and of its independent public accountants.

                           "Rule 144" means Rule 144 promulgated by the SEC
                  under the Securities Act and any successor provision thereto.

                           "SEC" means the United States Securities and Exchange
                  Commission, or any successor governmental agency or authority thereto.

                           "Securities Act" means the Securities Act of 1933,
                  as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                           "Selling Expenses" means all costs and expenses
                  incident to each Holder's sale of Registrable Shares as provided for in Section 9.6(b) of this Agreement, including, without limitation, commissions to brokers and/or dealers and fees and expenses of any Person retained by the Holder in connection with such sale or sales, but excluding Registration Expenses.

                           "Shares" means shares of FBC Common Stock.

                  (b) Registration Under the Securities Act.

                           (i) If FBC at any time proposes to register any of
                  its equity securities under the Securities Act for its own account (other than by a registration on Form S-4 or Form S-8 or any successor or similar form then in effect) in a form and in a manner that would permit registration of the Registrable Shares, it will give prompt (but in no event less than thirty days prior to the proposed date of filing the registration statement relating to such registration) notice to all Holders of FBC's intention to do so and of such Holders' rights under this Section 9.6(b). Upon the request of any such Holder made within twenty days after the receipt by such Holder of any such notice (which request shall specify the Registrable Shares intended to be disposed of by such Holder) (the "Piggyback Registration Notice"), FBC will use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Shares which FBC has been so requested to register by the Holders thereof, to the extent required to permit the disposition (in accordance with the manner of distribution contemplated by FBC with respect to such registration by FBC of the Registrable Shares so to be registered; provided, however, that if, at any time after giving notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, FBC shall determine for any reason not to register or to delay registration of such equity securities, FBC may, at its election, give notice of such determination to each such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Shares for the same period as the delay in registering such other equity securities.

                           (ii) If FBC at any time proposes to register any of
                  its equity securities for its own account under the Securities Act as contemplated by this Section 9.6(b) and such securities are to be distributed by or through one or more underwriters, FBC will, if requested by any Participating Holder and subject to this Section 9.6(b), include the Registrable Shares requested by such Holder or Holders among the securities to be distributed by such underwriters. The Holders of Registrable Shares to be distributed by such underwriters shall be parties to the underwriting agreement between FBC and such underwriters; provided, however, that such agreement is reasonably satisfactory in substance and form to FBC.76

                           (iii) If (A) a registration pursuant to this Section
                  9.6(b) involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (B) the managing underwriter of such underwritten offering shall inform FBC and the Holders requesting such registration by letter of its belief that the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to FBC, FBC will include in such registration such amount of securities which FBC is so advised can be sold in (or during the time of) such offering as follows: first, all securities proposed by FBC to be sold for its own account; second, such Registrable Shares requested to be included in such registration by any Holders thereof pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included by such Holders; and third, all other securities of FBC requested to be included in such registration pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included.

                  (c) Registration Terms and Procedures. (i) Each Participating Holder shall pay its own Selling Expenses (as the case may be) incurred in connection with a registration to be effected (whether or not effected or deemed effected) pursuant to this Agreement. FBC shall pay all Registration Expenses in connection with a registration to be effected (whether or not effected or deemed effected) pursuant to this Agreement.

                           (ii) In connection with FBC's obligations to register
                  Registrable Shares pursuant to this Agreement, FBC will use commercially reasonable efforts to effect such registration so as to permit the sale of any Registrable Shares included in such registration in accordance with the intended method or methods of distribution thereof, and pursuant thereto FBC will as expeditiously as possible prepare and (as soon thereafter as practicable) file with the SEC the requisite registration statement containing all information required thereby to effect such registration and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective in accordance with the terms of this Agreement.

                           (iii) Each Holder of Registrable Shares as to which
                  any registration is being effected shall furnish to FBC such information regarding such Holder, the Registrable Shares held by such Holder and the intended plan of distribution of such securities as FBC may from time to time reasonably request in writing in connection with such registration. If any registration statement refers to any Holder by name or otherwise as the holder of any securities of FBC, then such Holder shall have the right to require that such reference to be in a form reasonably satisfactory to such Holder or in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal or state blue sky statute and the rules and regulations thereunder then in force, the deletion of the reference to such Holder.

                  (d) [intentionally omitted]

                  (e) Preparation: Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, FBC will give the Holders of Registrable Shares to be registered under such registration statement, in the case of registration of Registrable Shares pursuant to Section 9.6(b), their underwriters or agents, if any, and their respective counsel and accountants reasonable access to its books and records and such opportunities to discuss the business of FBC with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders' and such underwriters' or agents' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                  (f) Indemnification. FBC and each of the Preferred Share Holders acknowledge and agree that as a condition precedent to the exercise of the registration rights herein contained, FBC and those Holders electing to avail themselves of the rights specified in this
         Section 9.6 shall each agree to and shall exchange such indemnities as are customary and reasonable in connection with public offerings of securities in circumstances similar to the circumstances of any offering effected pursuant to the rights herein contained, which indemnities shall be acceptable to FBC and its counsel in their sole discretion. The Holders shall provide such information and undertake such other actions as reasonably requested by FBC in connection with such registration.

                  (g) [intentionally omitted]

                  (h) Assignment. The rights of the Holders hereunder shall only be assignable in connection with the transfer of Registrable Shares by a Holder that is required by operation of law, or in connection with a transfer by a Holder by gift or to heirs, executors, legal representatives and immediately family members or any other Person who agree or agrees in writing to be bound by all the terms of this Agreement.

                  (i) Termination of Certain Rights. The rights and obligations hereunder of each Holder shall terminate with respect to such party at such time when neither it nor any of its permitted assigns holds Registrable Shares or two years from the date of this Agreement, whichever occurs earlier; provided, however, that the provisions of
         Section 9.6(f) and the
         rights of any party hereto with respect to the breach of any provision hereof shall survive termination of this Agreement.

                                    ARTICLE X

                                 INDEMNIFICATION
                                 ---------------

                  10.1 Survival Periods. The representations and warranties of the parties contained in this Agreement will survive the Closing Date but expire on the first anniversary of the Closing Date, except that there will be no expiration date for any claim relating to breach of the representations and warranties set forth in Sections 4.1, 4.2, 5.1, 5.2, 6.1, 6.6, 7.1, 7.5, 8.1 and
8.5. The covenants and agreements of the parties hereto will survive the Closing in accordance with their terms. From and after the Closing, each of the Securities Holders hereby agrees to indemnify, defend and hold harmless SIBG and FBC, and SIBG and FBC hereby agree to indemnify, defend and hold harmless each of the Securities Holders, against certain liabilities, in accordance with the terms of this Article X.

                  10.2 Indemnification. Subject to the other provisions of this
Article X, from and after the Closing, a party providing indemnification pursuant to this Article X (an "Indemnifying Party") shall indemnify, defend and hold harmless the other party (the "Indemnified Party") from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims and damages (collectively, "Damages") to the extent they are the result of any inaccuracy of any representation or warranty or failure to perform or breach of any covenant or agreement made by the Indemnifying Party under this Agreement. In addition, each of the Securities Holders, jointly and severally, agree to indemnify, defend and hold harmless SIBG and FBC for any and all Damages incurred or suffered by SIBG and/or FBC arising or resulting from any activities of the Securities Holders or their Affiliates involving any fraudulent or unlawful conduct with respect to any of FBC's debt in equity securities, whether relating to a claim by FBC, SIBG, the SEC, any other Governmental Authority or any other Person; provided, however, that unless a claim relating to such fraudulent or unlawful conduct or alleged fraudulent or unlawful conduct results in a determination by the appropriate Governmental Authority that the Securities Holders or any of them engaged in such fraudulent or unlawful conduct, the Securities Holders shall have no obligation to pay the attorneys' fees and other costs and expenses of FBC and/or SIBG with respect to such claim.

                  10.3 Claims. (a) If an Indemnified Party intends to seek indemnification pursuant to this Article X, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim describing such claim in reasonable detail; provided, that the failure to provide such notice will not affect the obligations of the Indemnifying Party unless such Party is actually prejudiced thereby. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party will have 30 days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of such claim, and if it so decides, the Indemnified Party shall cooperate with the Indemnifying Party in connection with the settlement or defense; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; and provided further, that the fees and expenses of such counsel must be paid by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action in any manner that would materially and adversely affect the Indemnified

Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity under this Agreement that it elects to undertake the defense of such claim, the Indemnified Party will have the right to contest, settle or compromise the claim but does not thereby waive any right to indemnity for such claim pursuant to this Agreement. As long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party will have the right to pay or settle any such claim; provided, that as long as the Indemnifying Party is contesting such claim in good faith, any such settlement must include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnifying Party of a duly executed written release of the Indemnifying Party from all liability and obligation in respect of such action; and provided further, that in such event Indemnified Party shall waive any right to indemnity for such claim by the Indemnifying Party; and provided further, that the Indemnified Party shall provide the Indemnifying Party reasonable advance notice of any proposed settlement or payment and may not pay or settle any claim if the Indemnifying Party reasonably objects.

                  (b) The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article X, including, without limitation, by providing the other party with reasonable access to any employees (including as witnesses) and other information.

                                   ARTICLE XI

                                  MISCELLANEOUS
                                  -------------

                  11.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns, but, except with respect to Section 9.6, is not assignable by any party without the prior written consent of the other parties.

                  11.2 Notices. Unless otherwise provided in this Agreement, any notice, request, instruction or other document to be given under this Agreement by SIBG, FBC or any of the Securities Holders must be in writing and will be deemed duly given (a) when received if personally delivered or sent by confirmed facsimile, with a copy mailed by certified mail, postage prepaid, return receipt requested, (b) within one business day after being sent by recognized overnight delivery service or (c) within five business days after being mailed by certified mail, postage prepaid, return receipt requested, and in each case addressed as follows:

         If to the Securities Holder:

                  To the address and facsimile number set forth opposite of the Securities Holder's name on Exhibit A or Exhibit C hereto.

         If to SIBG:

                  C. David Snyder
                  c/o Crooked River Brewing Company
                  1101 Center Street
                  Cleveland, Ohio 44113
                  Facsimile: (216) 771-7990

                  With a copy to:

                  Jones, Day, Reavis & Pogue
                  North Point
                  901 Lakeside Avenue
                  Cleveland, OH 44114
                  Attn: Patrick J. Leddy, Esq.
                  Facsimile: (216) 579-0212

or to such other place and with such other copies as any of the foregoing may designate by written notice to the other party.

                  11.3 Choice of Law. This Agreement is governed by and will be construed and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of laws.

                  11.4 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits, constitutes the entire agreement of the parties pertaining to this subject matter and supersedes all prior agreements, understandings, negotiations or discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement will be binding unless executed in writing by the party or the parties to be bound thereby. No waiver of any of the provisions of this Agreement will be deemed or will constitute a waiver of any other provision of this Agreement (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

                  11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                  11.6 Invalidity. If any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement, is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

                  11.7 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  11.8 Expenses. SIBG and FBC, on the one hand, and the Securities Holders, on the other hand, are liable for their own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

                  11.9 No Third Party Beneficiaries. Except under Section 9.2, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

                  11.10 Defined Terms. For purposes of this Agreement the following terms have the meanings (such meanings to be equally applicable to both singular and plural forms of the defined terms) set forth below:

                  "Actions" means any action, suit, or legal, administrative or arbitral proceeding before any Governmental Authority.

                  "Affiliate" means with respect to any person, any other Person, directly or indirectly controlling, controlled by or under common control with the first Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "Claims" means any and all claims, Actions, suits, liabilities, costs, demands, accounts, causes of action, rights of levy, execution or recission, remedies, judgments, obligations, damages, expenses, interest, penalties and charges of every kind and nature whatsoever, whether in law or in equity, whether known or unknown, foreseen or unforeseen, matured or unmatured, absolute or contingent, determined or determinable.

                  "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

                  "Laws" means any law, statute, code, ordinance, regulation or legally enforceable rule of any Governmental Authority.

                  "Liens" means any mortgage, lien, Option, pledge, adverse claim, interest, charge or other encumbrance.

                  "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer or other agreement or right of similar nature.

                  "Orders" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

                  "Person" means any natural person and any corporation, firm, partnership, trust, estate, limited liability company or any other entity.

                  "Representatives" means, with respect to a party, his or its present and former employees, shareholders, partners, Affiliates, agents, attorneys or representatives.

                  11.11 Consent To Jurisdiction And Service Of Process. Any and all Actions arising out of or relating to this Agreement and any other Actions by or among the Securities Holders (or my of them) or FBC and SIBG, on the one hand, and the Securities Holders (or any of them), on the other hand, must be brought in a court within the State of Ohio. Each Securities Holder irrevocably consents to the jurisdiction of the state and federal courts located in the State of Ohio and waives any objection which the Securities Holder may now or hereafter have to the choice of forum whether personal jurisdiction, venue, forum non conveniens or on any other ground. Each Securities Holder hereby irrevocably designates, appoints and empowers the Secretary of State of the State of Ohio to receive for and on behalf of such Securities Holder service of process in the State of Ohio and each Securities Holder irrevocably consents to the service of process outside of the territorial jurisdiction of said courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to such Securities Holder's address as set forth pursuant to Section
11.2 hereof, with the same effect as if the Securities Holder were a resident of the State of Ohio and had been lawfully served in such state. Nothing in this Agreement prohibits service of process in any other manner permitted by law. Each Securities Holder further agrees that final judgment against him in any such Action will be conclusive and may be enforced in any other jurisdiction within or outside the State of Ohio by suit on the judgment, a certified or exemplified copy of which will be conclusive evidence of the fact and the amount of such judgment.

                  11.12 Undertakings. The Securities Holders shall use their reasonable efforts to provide to SIBG and FBC within thirty days of the date hereof copies of the organizational documents and by-laws (or comparable documents) of Austost and Balmore certified by their respective Corporate Secretary or Officer.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                             SIBG:


                                             SNYDER INTERNATIONAL BREWING
                                             GROUP, LLC


                                             By: /s/ C. David Synder
                                                 -------------------------------
                                                 Name:  C. David Synder
                                                 Title: Chairman and C.E.O.


                                             FBC:


                                             FREDERICK BREWING CO.


                                             By: /s/ Kevin Brannon
                                                 -------------------------------
                                             Name:  Kevin Brannon
                                             Title: Chairman and C.E.O.


                                             SECURITIES HOLDERS:


                                             AUSTOST ANSTALT SCHAAN


                                             By: /s/ [ILLEGIBLE]
                                                 -------------------------------
                                                 Name:  [ILLEGIBLE]
                                                 Title: Representative


                                             BALMORE FUNDS S.A.


                                             By: /s/ {ILLEGIBLE]
                                                 -------------------------------
                                                 Name:  [ILLEGIBLE]
                                                 Title:


                                             WORLD CAPITAL FUNDING, LLC


                                             By: /s/ Keith Mayer
                                                 -------------------------------
                                                 Name:  Keith Mayer
                                                 Title: Managing Partner


                                             THE AUGUSTINE FUND L.P.


                                             By: /s/ [ILLEGIBLE]
                                                 -------------------------------
                                                 Name:  [ILLEGIBLE]
                                                 Title: COO, Augustine Capital
                                                        Management, Inc.,
                                                        General Partner

                                             CONGREGATION BETH MOREDECHAI


                                             By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                             BERTEK, INC.


                                             By: /s/ [ILLEGIBLE]
                                                 -------------------------------
                                                 Name:
                                                 Title: Vice President


                                             /s/ Ronald Williams, Sr.
                                             -----------------------------------
                                             Ron S. Williams, Sr.


                                             /s/ Ronald Williams, Jr.
                                             -----------------------------------
                                             Ron S. Williams, Jr.


                                             /s/ Dean Dowda
                                             -----------------------------------
                                             Dean Dowda


                                             /s/ Fred Lenz
                                             -----------------------------------
                                             Fred Lenz


                                             /s/ Jimmy Dean
                                             -----------------------------------
                                             Jimmy Dean

                                   EXHIBIT A

-------------------------------------------------------------------------------------------------------

                                               Aggregate
                                               Principal
Note Holder                                  Amount of Note               Address

-------------------------------------------------------------------------------------------------------
Austost Anstalt Schaan                       $125,000                 7440 Fuerstentum
                                                                      Lichenstein, Landstrasse 163
                                                                      Facsimile: 011-431-534532895
                                                                      with copy to:


                                                                      Facsimile:
-------------------------------------------------------------------------------------------------------
Balmore Funds S.A.                           $125,000                 P.O. Box 4603
                                                                      Zurich, Switzerland
                                                                      Facsimile: 011-411-201-6262
                                                                      with copy to:


                                                                      Facsimile:
-------------------------------------------------------------------------------------------------------
Ron Williams, Sr.                            $ 30,000                 1817 Airpark Road
                                                                      Edgewater, Florida 32132
                                                                      Facsimile: 904-428-8732
                                                                      with copy to:


                                                                      Facsimile:
-------------------------------------------------------------------------------------------------------
Ron Williams, Jr.                            $ 20,000                 2736 Banyan Drive
                                                                      Edgewater, Florida 32141
                                                                      Facsimile: 904-428-8732
-------------------------------------------------------------------------------------------------------
Dean Dowda                                   $ 50,000                 1982 Shannon Lane
                                                                      Apopka, Florida 32703
                                                                      Facsimile: 407-880-3745
-------------------------------------------------------------------------------------------------------
Fred Lenz                                    $100,000                 113 Hattaway Drive
                                                                      Altamonte Springs, Florida 32701
                                                                      Facsimile: 407-831-6106
-------------------------------------------------------------------------------------------------------
World Capital Funding, LLC                   $ 50,000                 1499 Blake Street #6C
                                                                      Denver, Colorado 80262
                                                                      Facsimile: 303-620-9199
-------------------------------------------------------------------------------------------------------

                                       21

                                   EXHIBIT B

                          Form of Amended Note Warrant

                                                                  EXECUTION COPY
                                                                  --------------

THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO FREDERICK BREWING CO. THAT SUCH REGISTRATION IS NOT REQUIRED.

                                      Right to Purchase 125,000 Shares of Common
                                      Stock of Frederick Brewing Co. (subject
                                      to adjustment as provided herein)

               AMENDED AND RESTATED COMMON STOCK PURCHASE WARRANT

No. 1-A                                                          August 24, 1999

         FREDERICK BREWING CO., a corporation organized under the laws of the State of Maryland (the "Company"), hereby certifies that, for value received, AUSTOST ANSTALT SCHAAN, or assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company after August 24, 1999 at any time or from time to time before 5:00 p.m., New York time, on June 7, 2002 (the "Expiration Date"), up to 125,000 fully paid and nonassessable shares of Common Stock (as hereinafter defined), $.0004 par value per share, of the Company, at a per share purchase price of $0.50 per share (the "Warrant"), (such purchase price per share as adjusted from time to time as herein provided is referred to herein as the "Purchase Price"). The number and character of such shares of Common Stock and the Purchase Price are subject to adjustment as provided herein.

         1. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

         (a) The term Company shall include Frederick Brewing Co. and any corporation which shall succeed or assume the obligations of Frederick Brewing Co. hereunder.

         (b) The term "Common Stock" includes (a) the Company's Common Stock, $.0004 par value per share, as authorized on the date of the Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after such date, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies, be entitled to vote for the election of a majority of directors of the Company (even if the right so to vote has been suspended by the happening of such a contingency) and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

         (c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 6 or otherwise.

         (d) The term "Registrable Securities" means (i) Common Stock issued pursuant to the Warrant, (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization and (iii) any other shares of Common Stock held by the Holder. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to an offering registered under the Securities Act of 1933 (the "Securities Act") or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or repurchased by the Company. For purposes of this Warrant, the Holder shall be deemed to be a Holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Holder has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Holder shall be entitled to exercise the rights of a Holder of Registrable Securities hereunder (it being understood, however, that any Registrable Securities which are not shares of Common Stock shall be converted into or exercised for shares of Common Stock immediately prior to the closing of any registration pursuant to which such Common Stock is to be sold).

         2. Amendment and Restatement. By execution of this Warrant, the Common Stock Purchase Warrant executed between the Company and the parties, dated June 7, 1999, (the "June 7th Warrant") is hereby amended and restated in its entirety and is of no further force and effect. The parties acknowledge and agree that they have no further rights, interests, claims or obligations whatsoever arising out of, or relating to, the June 7th Warrant.

         3. Exercise of Warrant.

                  3.1. Number of Shares Issuable upon Exercise. From and after the date hereof through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of subsection 3.2 or upon exercise of this Warrant in part in accordance with subsection 3.3, shares of Common Stock of the Company, subject to adjustment pursuant to Section 6.

                  3.2. Full Exercise. This Warrant may be exercised in full by the Holder hereof by surrender of this Warrant, with the form of subscription attached as Exhibit A hereto (the "Subscription Form") duly executed by such Holder, to the Company at its principal office or at the office of its Warrant agent (as provided in Section 13), accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Purchase Price (as hereinafter defined) then in effect.

                  3.3. Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in subsection 3.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of shares of Common Stock designated by the Holder in the Subscription Form by (b) the Purchase Price then in effect. On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes), may request, the number of shares of Common Stock for which such Warrant may still be exercised.

                  3.4. Fair Market Value. Fair Market Value of a share of Common Stock as of a particular date (the "Determination Date") shall mean the Fair Market Value of a share of the Company's Common Stock. Fair Market Value of a share of Common Stock as of a Determination Date shall mean:


                           (a) If the Company's Common Stock is traded on an
exchange or is quoted on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") National Market System or the NASDAQ SmallCap Market, then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

                           (b) If the Company's Common Stock is not traded on an
exchange or on the NASDAQ National Market System or the NASDAQ SmallCap Market but is traded in the over-the-counter market, then the mean of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

                           (c) Except as provided in clause (d) below, if the
Company's Common Stock is not publicly traded, then as the Holder and the Company agree or in the absence of agreement by arbitration in accordance with the rules then standing of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

                           (d) If the Determination Date is the date of a
liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company's charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of the Warrant are outstanding at the Determination Date.

                  3.5. Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

                  3.6. Trustee for Warrant Holder. In the event that a bank or trust company shall have been appointed as trustee for the Holder of the Warrant pursuant to subsection 5.2, such bank or trust company shall have all the powers and duties of a warrant agent appointed pursuant to Section 12 and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 3.

         4. Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within 10 days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and nonassessable shares of Common Stock (or Other Securities) to which such Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which such Holder is entitled upon such exercise, pursuant to Section 3 or otherwise.

         5. Adjustment for Reorganization, Consolidation,- Merger, etc.

                  5.1. Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization,
(b) consolidate with or merge into any other person, or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 3 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in Section 6.

                  5.2. Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Holder of the Warrant after the effective date of such dissolution pursuant to this Section 5 to a bank or trust company having its principal office in New York, NY, as trustee for the Holder of the Warrant.

                  5.3. Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 5.3, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 6. In the event this Warrant does continue in full force and effect after the consummation of the transaction described in this Section 5.3, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of the Warrant be delivered to the Trustee as contemplated by Section 5.2.

         6. Extraordinary Events Regarding Common Stock. In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (b) subdivide its outstanding shares of Common Stock or (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Purchase Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Purchase Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Purchase Price then in effect. The Purchase Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 6. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 3, be entitled to receive shall be increased to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 6) be issuable on such exercise by a fraction of which (a) the numerator is the Purchase Price that would otherwise (but for the provisions of this Section 6) be in effect, and (b) the denominator is the Purchase Price in effect on the date of such exercise.

         7. Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding and (c) the Purchase Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant agent of the Company (appointed pursuant to Section 12 hereof).

         8. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrant, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder hereof to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company's Common Stock.

         9. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by the registered Holder hereof (a "Transferor") with respect to any or all of the shares of Common Stock due to the Holder under this Warrant. On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form") and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, the Company at its expense but with payment by the Transferor of any applicable transfer taxes will issue and deliver to or on the order of the Transferor thereof a new warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face thereof for the number of shares of Common Stock called for on the face of the Warrant so surrendered by the Transferor.

         10. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrent and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

         11. Registration Rights. FBC hereby provides the Holder with registration rights as set forth in this Section 11.

                  (a) Definitions. The following terms, as used in this Section 11, have the following meanings (all terms defined herein in the singular to have the correlative meanings when used in the plural and vice versa):

                       "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                       "Initial Shares" means the FBC Common Stock issued to the Holder upon exercise of the Warrants pursuant to this Agreement.

                       "Person" means a natural person, a corporation, a partnership, a limited liability company, a trust, a joint venture, any regulatory authority or any other entity or organization.

                       "Piggyback Registration" means any registration of Registrable Shares under the Securities Act effected in accordance with
         Section 11(b).

                       "Registrable Shares" means (i) the Initial Shares, and
         (ii) any other securities issued or issuable with respect to the Initial Shares by way of stock dividend, stock split or dividend or distribution in the form of securities or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Shares, such securities shall cease to be Registrable Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of pursuant to such registration statement, (ii) such securities shall have been distributed in accordance with Rule 144, (iii) such securities shall have ceased to be outstanding, or (iv) such securities are transferred to any Person that is not an assignee permitted by Section 11.

                       "Registration Expenses" means all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, (a) all registration and filing fees,
         (b) all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws of all jurisdictions in which the securities are to be registered and any legal fees and expenses incurred in connection with the blue sky qualifications of the Registrable Shares and the determination of their eligibility for investment under the laws of all such jurisdictions, (c) all word processing, duplicating, printing, messenger and delivery expenses and
         (d) the fees and disbursements of counsel for FBC and of its independent public accountants.

                       "Rule 144" means Rule 144 promulgated by the SEC under the Securities Act and any successor provision thereto.

                       "SEC" means the United States Securities and Exchange Commission, or any successor governmental agency or authority thereto.

                       "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                       "Selling Expenses" means all costs and expenses incident to the Holder's sale of Registrable Shares as provided for in Section 11 of this Agreement, including, without limitation, commissions to brokers and/or dealers and fees and expenses of any Person retained by the Holder in connection with such sale or sales, but excluding Registration Expenses.

                       "Shares" means shares of FBC Common Stock.

                  (b) Registration Under the Securities Act.

                           (i) If the Company at any time proposes to register
                  any of its equity securities under the Securities Act for its own account (other than by a registration on Form S-4 or Form S-8 or any successor or similar form then in effect) in a form and in a manner that would permit registration of the Registrable Shares, it will give prompt (but in no event less than thirty days prior to the proposed date of filing the registration statement relating to such registration) notice to the Holder of the Company's intention to do so and of such Holder's rights under this Section 11(b). Upon the request of the Holder made within twenty days after the receipt by the Holder of any such notice (which request shall specify the Registrable Shares intended to be disposed of by the Holder) (the "Piggyback Registration Notice"), the Company will use commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Shares which the Company has been so requested to register by the Holder, to the extent required to permit the disposition (in accordance with the manner of distribution contemplated by the Company with respect to such registration by the Company) of the Registrable Shares so to be registered; provided, however, that if, at any time after giving notice of its intention to register any equity securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such equity securities, the Company may, at its election, give notice of such determination to each such Holder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Shares for the same period as the delay in registering such other equity securities.

                           (ii) If the Company at any time proposes to register
                  any of its equity securities for its own account under the Securities Act as contemplated by this Section 11(b) and such securities are to be distributed by or through one or more underwriters, the Company will, if requested by the Holder and subject to Section 11(b), include the Registrable Shares requested by the Holder among the securities to be distributed by such underwriters. The Holder shall become a party to the underwriting agreement between the Company and such underwriters; provided, however, that such agreement is reasonably satisfactory in substance and form to the Company.

                           (iii) If (A) a registration pursuant to this Section
                  11(b) involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (B) the managing underwriter of such underwritten offering shall inform the Company and the Holder requesting such registration by letter of its belief that the amount of securities requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company, the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: first, all securities proposed by the Company to be sold for its own account; second, such Registrable Shares requested to be included in such registration by the Holder thereof pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included by the holders of Warrants issued in connection with the Company's 10% Convertible Notes dated June 7, 1999; and third, all other securities of the Company requested to be included in such registration pro rata on the basis of the amount of such securities so proposed to be sold and so requested to be included.

                  (c) Registration Terms and Procedures. (i) The Holder shall pay its own share of the Selling Expenses (as the case may be) incurred in connection with a registration to be effected (whether or not effected or deemed effected) pursuant to this Agreement. The Company shall pay all Registration Expenses in connection with a registration to be effected (whether or not effected or deemed effected) pursuant to this Agreement.

                           (ii) In connection with the Company's obligations to
                  register Registrable Shares pursuant to this Agreement, the Company will use commercially reasonable efforts to effect such registration so as to permit the sale of any Registrable Shares included in such registration in accordance with the intended method or methods of distribution thereof, and pursuant thereto the Company will as expeditiously as possible prepare and (as soon thereafter as practicable) file with the SEC the requisite registration statement containing all information required thereby to effect such registration and thereafter use commercially reasonable efforts to cause such registration statement to become and remain effective in accordance with the terms of this Agreement.

                           (iii) The Holder shall furnish to the Company such
                  information regarding the Holder, the Registrable Shares held by the Holder and the intended plan of distribution of such securities as the Company may from time to time reasonably request in writing in connection with such registration. If any registration statement refers to the Holder by name or otherwise as the holder of any securities of the Company, then the Holder shall have the right to require that such reference to be in a form reasonably satisfactory to the Holder or in the event that such reference to the Holder by name or otherwise is not required by the Securities Act or any similar federal or state blue sky statute and the rules and regulations thereunder then in force, the deletion of the reference to the Holder.

                  (d) [intentionally omitted]

                  (e) Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Holder, in the case of registration of Registrable Shares pursuant to
         Section 11(b), its underwriters or agents, if any, and its respective counsel and accountants reasonable access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder's and such underwriters' or agents' respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                  (f) Indemnification. The Company and the Holder acknowledge and agree that as a condition precedent to the exercise of the registration rights herein contained, the Company and the Holder electing to avail itself of the rights specified in this Section 11 shall each agree to and shall exchange such indemnities as are customary and reasonable in connection with public offerings of securities in circumstances similar to the circumstances of any offering effected pursuant to the rights herein contained, which indemnities shall be acceptable to the Company and its counsel in their sole discretion. The Holder shall provide such information and undertake such other actions as requested by the Company in connection with such registration.

                  (g) Holdback Agreement. The Holder agrees not to effect any public sale or distribution of equity of the Company, or any securities convertible into or exchangeable or exercisable for such securities during the ten days prior to and the 180-day period beginning on the effective date of any underwritten registration pursuant to Section 11(b) (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree.

                  (h) Assignment. The rights of the Holder hereunder shall only be assignable in connection with the transfer of Registrable Shares by the Holder that is required by operation of law, or in connection with a transfer by the Holder by gift or to heirs, executors, legal representatives and immediately family members or any other Person who agree or agrees in writing to be bound by all the terms of this Agreement.

                  (i) Termination of Certain Rights. The rights and obligations hereunder of the Holder shall terminate with respect to such party at such time when neither it nor any of its permitted assigns holds Registrable Shares or two years from the date of this Agreement, whichever occurs earlier; provided, however, that the provisions of
         Section 11(f) and the rights of any party hereto with respect to the breach of any provision hereof shall survive termination of this Agreement.

         12. Warrant Agent. The Company may, by written notice to the Holder of the Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 3, exchanging this Warrant pursuant to Section 9, and replacing this Warrant pursuant to
Section 10, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

          13. Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered Holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

         14. Notices, etc. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by such Holder or, until any such Holder furnishes to the Company an address, then to, and at the address of, the last Holder of this Warrant who has so furnished an address to the Company.

         15. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of New York. Any dispute relating to this Warrant shall be adjudicated in New York State. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         16. Maximum Exercise. The Holder shall not be entitled to exercise, on an exercise date, this Warrant in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on an exercise date, and (ii) the number of shares of Common Stock issuable upon the exercise of this Warrant with respect to which the determination of this proviso is being made on an exercise date, which would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock of the Company on such exercise date. For the purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation l3d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 9.99%. The restriction described in this paragraph may be revoked upon 75 days prior notice from the Holder to the Company.

         IN WITNESS WHEREOF, the Company has executed this Warrant under seal as of the date first written above.

                                             FREDERICK BREWING CO.

                                             By: /s/ C. David Snyder
                                                 -------------------------------
                                                Name: C. David Snyder
                                                Title: Chairman and CEO

Witness:

[ILLEGIBLE]
---------------------------

Exhibit A

FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)

TO: Frederick Brewing Co.

The undersigned, the Holder of the within Warrant, hereby irrevocably elects to exercise this Warrant for, and to purchase thereunder, ___________________ shares of Common Stock of Frederick Brewing Co. and herewith makes payment of $___________________ therefor, and requests that the certificates for such shares be issued in the name of, and delivered to _______________ whose address is _______________________________________________________ __________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the within Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an exemption from registration under the Securities Act.

Dated: _____________________________

                                    --------------------------------------------
                                    (Signature must conform to name of Holder as specified on the face of the Warrant)

                                    --------------------------------------------
                                    (Address)

Exhibit B

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)


         For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Transferees" the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of Frederick Brewing Co. to which the within Warrant relates specified under the headings "Percentage Transferred" and "Number Transferred," respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of Frederick Brewing Co. with full power of substitution in the premises.

--------------------------------------------------------------------------------
          Tranferees                Percentage                 Number
          ----------                Transferred              Transferred
                                    -----------              -----------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Dated:________________, 19___        -------------------------------------------
                                    (Signature must conform to name of Holder as specified on the face of the warrant)

Signed in the presence of:

--------------------------------    -------------------------------------------
           (Name)                                  (address)

ACCEPTED AND AGREED:                --------------------------------------------
[TRANSFEREE]                                       (address)

--------------------------------
           (Name)

                                   EXHIBIT C

------------------------------------------------------------------------------------------------------------------------
                                                     Face                                Face
                                                  Amount of       No. of Common       Amount of        No. of Common
Preferred Share Holder                             Series F        Shares to be        Series G        Shares to be
----------------------                            Preferred       Received Upon       Preferred        Received Upon
                                                    Stock           Conversion          Stock           Conversion
                                                    -----           ----------          -----           ----------
------------------------------------------------------------------------------------------------------------------------

Austost Anstalt Schaan                             $388,000          776,000              0                  0
------------------------------------------------------------------------------------------------------------------------
Balmore Funds S.A.                                 $388,000          776,000              0                  0
------------------------------------------------------------------------------------------------------------------------
The Augustine Fund L.P.                               0                 0              $71,000            142,000
------------------------------------------------------------------------------------------------------------------------
Congregation Beth Mordechai                           0                 0              $38,500             77,000
------------------------------------------------------------------------------------------------------------------------
Bertek, Inc.                                          0                 0              $61,000            122,000
------------------------------------------------------------------------------------------------------------------------
Dean Dowda                                            0                 0              $60,000            120,000
------------------------------------------------------------------------------------------------------------------------
    Totals                                         $776,000        1,552,000          $230,500            461,000
------------------------------------------------------------------------------------------------------------------------

                                  Schedule 6.1

                              Other FBC Securities

                                  Schedule 6.1




                                                  Common       Preferred                              Convertible
Name                                               Stock         Stock      Warrants      Options        Notes
----                                               -----         -----      --------      -------        -----

Austost Anstalt Schaan                               607           0            0            0         $125,000

Balmore Funds S.A.                                 5,279           0            0            0         $125,000

World Capital Funding, LLC                        29,600           0         30,000*         0         $ 50,000

The Augustine Fund L.P.                           84,271           0            0            0             0

Congregation Beth Moredechai                      67,923           0            0            0             0

Bertek, Inc.                                         0             0            0            0             0

Ron S. Williams Sr.                                  0             0            0            0         $ 20,000

Ron S. Williams Jr.                                  0             0            0            0         $ 30,000

Dean Dowda                                           0             0            0            0         $ 50,000

Fred Lenz                                            0             0            0            0         $100,000



Shares                    Exercise Price                Exp. Date
------------------------------------------------------------------
10,000                    43.750                         3/31/02
10,000                    48.760                         3/31/02
5,000                     5.00                           11/20/01
5,000                     10.00                          11/20/01